                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                           Exact Sciences Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    30063P105
                                    ---------
                                 (CUSIP Number)

                                December 31, 2005
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [   ]      Rule 13d-1(b)
                  [ X ]      Rule 13d-1(c)
                  [   ]      Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------                                            ------------------------------------------
CUSIP No. 30063P105                                             13G                     Page  2           of     8     Pages
         -------------------------------                                                     ------------    ---------
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Sigma Capital Management, LLC
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) |_|

                                                                                                            (b) |X|

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED        ------ ------------------------------------------------------------------------------------------------------
         BY              6  SHARED VOTING POWER
        EACH
      REPORTING             1,528,128 (see Item 4)
       PERSON        ------ ------------------------------------------------------------------------------------------------------
        WITH             7  SOLE DISPOSITIVE POWER

                            0
                     ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,528,128 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,528,128 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           |_|
---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.8% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- -----------------------------------------------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------------------                                            ------------------------------------------
CUSIP No. 30063P105                                             13G                     Page  3           of     8     Pages
         -------------------------------                                                     ------------    ---------
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Sigma Capital Associates, LLC
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) |_|

                                                                                                            (b) |X|

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Anguilla, British West Indies
-------------------- ------ ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED        ------ ------------------------------------------------------------------------------------------------------
         BY              6  SHARED VOTING POWER
        EACH
      REPORTING             1,528,128 (see Item 4)
       PERSON        ------ ------------------------------------------------------------------------------------------------------
        WITH             7  SOLE DISPOSITIVE POWER

                            0
                     ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,528,128 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,528,128 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           |_|
---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.8% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- -----------------------------------------------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------------------                                            ------------------------------------------
CUSIP No. 30063P105                                             13G                     Page  4           of     8     Pages
         -------------------------------                                                     ------------    ---------
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven A. Cohen
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) |_|

                                                                                                            (b) |X|

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED        ------ ------------------------------------------------------------------------------------------------------
         BY              6  SHARED VOTING POWER
        EACH
      REPORTING             1,528,128 (see Item 4)
       PERSON        ------ ------------------------------------------------------------------------------------------------------
        WITH             7  SOLE DISPOSITIVE POWER

                            0
                     ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,528,128 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,528,128 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           |_|
---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.8% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- -----------------------------------------------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

ITEM 1(a)                  NAME OF ISSUER:
                           --------------

                           Exact Sciences Corporation

ITEM 1(b)                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                           -----------------------------------------------

                           100 Campus Drive
                           Marlborough, Massachusetts 01752

ITEMS 2(a)                 NAME OF PERSON FILING:
                           ---------------------

                           This statement is filed by: (i) Sigma
                           Capital Management, LLC ("Sigma Capital
                           Management") with respect to Shares
                           beneficially owned by Sigma Capital
                           Associates, LLC ("Sigma Capital
                           Associates"); (ii) Sigma Capital Associates
                           with respect to Shares beneficially owned by
                           it; and (iii) Steven A. Cohen with respect
                           to Shares beneficially owned by Sigma
                           Capital Management and Sigma Capital
                           Associates.

ITEM 2(b)                  ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                           ------------------------------------

                           The address of the principal business office of (i) Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, (ii) Sigma Capital Management is 540 Madison Avenue, New York, New York 10022 and (iii) Sigma Capital Associates is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies.

ITEM 2(c)                  CITIZENSHIP:
                           -----------

                           Sigma Capital Management is a Delaware limited liability company. Sigma Capital Associates is an Anguillan limited liability company. Mr. Cohen is a United States citizen.

ITEM 2(d)                  TITLE OF CLASS OF SECURITIES:
                           ----------------------------

                           Common Stock

ITEM 2(e)                  CUSIP NUMBER:
                           ------------

                           30063P105

ITEM 3                     Not Applicable

ITEM 4                     OWNERSHIP:
                           ---------

                           The percentages used herein are calculated based upon the Shares issued and outstanding as of October 27, 2005 as reported on the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Issuer for the quarterly period ended September 30, 2005.

                           As of the close of business on December 30, 2005:

                           1. Sigma Capital Management, LLC
                           (a) Amount beneficially owned: 1,528,128
                           (b) Percent of class: 5.8%
                           (c) (i) Sole power to vote or direct the vote: -0-
                           (ii) Shared power to vote or direct the vote:
                           1,528,128
                           (iii) Sole power to dispose or direct the disposition: -0-
                           (iv) Shared power to dispose or direct the disposition: 1,528,128

                           2. Sigma Capital Associates, LLC
                           (a) Amount beneficially owned: 1,528,128
                           (b) Percent of class: 5.8%
                           (c) (i) Sole power to vote or direct the vote: -0-
                           (ii) Shared power to vote or direct the vote:
                           1,528,128
                           (iii) Sole power to dispose or direct the disposition: -0-
                           (iv) Shared power to dispose or direct the disposition: 1,528,128

                           3. Steven A. Cohen
                           (a) Amount beneficially owned: 1,528,128
                           (b) Percent of class: 5.8%
                           (c) (i) Sole power to vote or direct the vote: -0-
                           (ii) Shared power to vote or direct the vote:
                           1,528,128
                           (iii) Sole power to dispose or direct the disposition: -0-
                           (iv) Shared power to dispose or direct the disposition: 1,528,128

                           Sigma Capital Management and Mr. Cohen own directly no Shares. Pursuant to an investment management agreement, Sigma Capital Management maintains investment and voting power with respect to the securities held by Sigma Capital Associates. Mr. Cohen controls Sigma Capital Management. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of Sigma Capital Management and Mr. Cohen may be deemed to own beneficially 1,528,128 Shares (constituting approximately 5.8% of the Shares outstanding). Each of Sigma Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.

ITEM 5                     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                           --------------------------------------------

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

ITEM 6                     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                           ANOTHER PERSON:
                           --------------

                           Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
                           -----------------------------------------

                           Not Applicable

ITEM 8                     IDENTIFICATION AND CLASSIFICATION OF MEMBERS
                           OF THE GROUP:
                           ------------

                           Not Applicable

ITEM 9                     NOTICE OF DISSOLUTION OF GROUP:
                           ------------------------------

                           Not Applicable

ITEM 10                    CERTIFICATION:

         By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2006


SIGMA CAPITAL MANAGEMENT, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name: Peter Nussbaum
Title: Authorized Person


SIGMA CAPITAL ASSOCIATES, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name: Peter Nussbaum
Title: Authorized Person


STEVEN A. COHEN


By: /s/ Peter Nussbaum
   -----------------------------------------
Name: Peter Nussbaum
Title: Authorized Person